Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis
Houston, TX 77002
Telephone: 713-226-1200
Fax: 713-223-3717
www.lockelord.com

David F. Taylor
Direct Telephone: 713-226-1496
Direct Fax: 713-229-2565
dtaylor@lockelord.com
January 14, 2011
Stewart Information Services Corporation
1980 Post Oak Boulevard
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as counsel to Stewart Information Services Corporation, a Delaware corporation (the “Company”), in connection with the filing of the registration statement on Form S-3 (“Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the Company’s common stock, $1.00 par value per share (“Common Stock”). The number of shares of the Common Stock being registered is 660,000 shares (the “Shares”) to be issued pursuant to that certain settlement agreement approved by the courts on October 27, 2010 (the “Settlement Agreement”) related to the settlement of four “wage and hour” class action lawsuits filed in California state and federal courts against the Company’s subsidiary, Stewart Title of California, Inc.
     As the basis for the opinion hereinafter expressed, we have examined and relied upon such records, documents, certificates and other instruments as we have deemed necessary or advisable for the purposes of the opinion expressed herein. We have not independently verified any factual matter relating to this opinion. In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Settlement Agreement, will be validly issued, fully paid and non-assessable.
     We express no opinion as to the law of any jurisdiction other than the Delaware General Corporation Law (including, to the extent applicable, Delaware statutory and constitutional provisions and reported case law). The opinion expressed herein is given as of this date, and we do not undertake to supplement this opinion with respect to any events or changes occurring subsequent to the date of this letter. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.
     We hereby consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of
Atlanta, Austin, Chicago, Dallas, Houston, London, Los Angeles, New Orleans, New York, Sacramento, San Francisco, Washington DC

January 14, 2011

persons whose consent is required under the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ LOCKE LORD BISSELL & LIDDELL LLP
LOCKE LORD BISSELL & LIDDELL LLP